Exhibit 23.01

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements, as listed below, of Union Bankshares Corporation and in the related Prospectuses, where applicable, of our reports dated February 27, 2018, with respect to the consolidated financial statements of Union Bankshares Corporation and the effectiveness of internal control over financial reporting of Union Bankshares Corporation, included in this Annual Report (Form 10-K) of Union Bankshares Corporation for the year ended December 31, 2017.

Registration Statement Number	Form	Description
333-220398	Form S-3	Common Stock, Preferred Stock, Debt Securities, Warrants, Purchase Contracts, Units
333-166520	Form S-3	Fixed Rate Cumulative Perpetual Preferred Stock, Series B
333-165874	Form S-3	Common stock
333-161860	Form S-3	Common stock
333-156946	Form S-3	Fixed Rate Cumulative Perpetual Preferred Stock, Series A; Warrant to Purchase 422,636 Shares of Common Stock; 422,636 Shares of Common Stock
333-144481	Form S-3	Dividend Reinvestment and Stock Purchase Plan
033-78060	Form S-3	Dividend Reinvestment and Stock Purchase Plan
333-102012	Form S-3	Common stock
333-81199	Form S-3	Common stock
333-203580	Form S-8	Union Bankshares Corporation Stock and Incentive Plan
333-193364	Form S-8	FNB Corporation 2000 Incentive Stock Plan, FNB Corporation 2006 Incentive Stock Plan, StellarOne Corporation Stock Incentive Plan and StellarOne Corporation Stock and Incentive Compensation Plan
333-175808	Form S-8	Union First Market Bankshares Corporation 2011 Stock Incentive Plan
333-113842	Form S-8	Union Bankshares Corporation Non-Employee Directors’ Stock Plan
333-113839	Form S-8	Union Bankshares Corporation 2003 Stock Incentive Plan

/s/ Ernst & Young LLP

Richmond, Virginia
February 27, 2018